June 10, 2019

VIA EMAIL (mtplatt@comcast.com)

Dear Tracy:

On behalf of Cerner Corporation, I am pleased to offer you the position of Executive Vice President and Chief Human Resources Officer. In this position, you will report directly to Cerner’s Chief Executive Officer.

The starting salary we are offering is $475,000 per year. You will also receive a one-time cash bonus of $250,000, contingent upon your acceptance of this offer. This bonus will be paid to you after your employment commences.

Your position at Cerner is a professional, exempt position that requires a significant level of responsibility, discretion, independent judgment or the performance of other exempt duties. As a result, it carries no additional compensation for overtime worked.

As Executive Vice President and Chief Human Resources Officer, you will be eligible to participate in the Cerner Performance Plan (CPP). CPP provides additional, performance-based, compensation opportunities tied to the attainment of group and/or individual performance goals. The amount of CPP compensation available is based on the associate's responsibility level and the associate's and/or Cerner's overall performance for the year. Your annual Target Bonus Level will be $400,000. You will be eligible to participate in the plan effective the first full quarter following your start date or as determined by your Plan Document, as applicable.

Equity

You will receive a grant (part of your annual compensation package) of time-based restricted stock units (RSUs) with a grant date value of $1,000,000 upon commencement of employment with Cerner. These RSUs will vest evenly at 33.33% per year over three years. You will also receive a one-time hire grant of RSUs with a grant date value of $1,200,000 to replace the potential equity value you might have earned if you remained with your current employer. These RSUs will also vest evenly at 33.33% per year over three years. A more detailed description of the terms related to the restricted stock grants will be provided in a separate document, which will be provided to you as soon as practicable after the grant date.

Assuming you continue to successfully fulfill your role, you will be considered for additional equity grants on an annual basis to the same extent as other senior executives. These grants will be based on your individual and organization’s performance as well as Cerner’s overall performance.

Relocation

Cerner will provide relocation assistance for your upcoming move to Kansas City in accordance with Cerner’s Platinum Relocation Guideline. Details about the Relocation Guideline will be provided to you under separate cover.

Associate Benefits

Cerner offers a comprehensive set of benefits to address your physical, financial, and emotional health. At Cerner, we believe the foundation for a successful career starts with a variety of options that meet your needs while supporting a healthy lifestyle. Please access the benefits brochure for additional details.

Cerner associates holding positions at your level within the organization do not accrue personal time off and instead are encouraged to take time off on an as-needed basis while meeting business responsibilities.

Authorization to Work

Under the Immigration Reform and Control Act of 1986 and regulations of the United States Citizenship and Immigration Services, Cerner is required to verify that each new associate is authorized to be employed in the United States. You will be asked to complete Form I-9 to verify your identity and employment eligibility. You must fully comply with all I-9 requirements and present the required documentation within three (3) business days from the date that employment begins in order to continue employment with Cerner. Failure to comply with these regulations will result in termination of your employment. Continued employment at Cerner is contingent upon obtaining, transferring, and/or maintaining valid U.S. work authorization. We will be happy to further explain the documentation requirements for compliance with these regulations.

Please note that Cerner participates in E-Verify and will provide the Social Security Administration (SSA) and, if necessary, the Department of Homeland Security (DHS), with information from each new associate's Form I-9 to confirm work authorization.

Employment Agreement and Mutual Arbitration Agreement

Cerner has established significant momentum in the development of client relationships, professional staff, systems development methodology, and proprietary software solutions. We regard these areas as the most important assets owned by Cerner. It is our intent to guard these assets closely. Therefore, every associate of Cerner is required to execute an Employment Agreement on or before the first day of employment. This Agreement includes the terms of your employment relationship with Cerner, including without limitation, a covenant not to disclose confidential client and internal information, a covenant not to compete against Cerner in certain markets, a covenant not to solicit our associates, and establishes that, during the term of your employment, the benefits of your endeavors accrue to Cerner. Every Cerner associate is also required to execute a Mutual Arbitration Agreement on or before the first day of employment. Sample copies of the Employment Agreement and the Mutual Arbitration Agreement are attached with this letter for your review.

Executive Severance Agreement

You will also receive the benefit of our Executive Severance Agreement, which provides certain benefits in the event of your termination without cause or constructive discharge. A sample copy of such Executive Severance Agreement is attached.

Work Environment

Cerner is committed to providing a safe work environment and promoting the health and well-being of our associates. Cerner desires to provide a drug-free and tobacco-free workplace, and it is our policy to prohibit the use of all forms of drugs and tobacco products on any Cerner-owned or leased property (“Cerner Property”). Therefore, all associates are required to pass a post-offer drug screen and may be subject to periodic random screening, reasonable suspicion screening and/or post-incident screening.

Offer of Employment

The purpose of this Offer Letter is to put in writing the specifics of our offer of employment. This offer is contingent upon:

•Execution of a Cerner Mutual Arbitration Agreement
•Execution of a Cerner Employment Agreement
•Receipt of a satisfactory outcome of a background check and drug screen

Positive screening results, refusal to be screened or to take the screening within the designated timeframe, or any attempt to affect the screening results or screening sample will result in withdrawal of this provisional offer of employment or termination of employment, depending on when the results are received.

Your Decision

We are excited for you to join the Cerner team. I look forward to hearing from you regarding your decision by June 12, 2019 at which time your offer will expire. If you need more time to consider your options, simply let me know. Once you have accepted, please sign this Offer Letter below and return to my attention.

Start Date

We understand and respect your need and desire to provide appropriate notice to your current employer. Nevertheless, it is our desire that, should you accept this offer, that you are able to start your employment with Cerner as soon as possible. Given some scheduled senior executive meetings that we would like you to attend, our strong preference is that you will be able to commence employment on July 15, if not earlier. Of course, we will be flexible in providing freedom and time off even after your start date for you to move and get settled.

Sincerely,

/s/ Randy D. Sims

Randy D. Sims
Executive Vice President & Chief Legal Officer

Acceptance

By acknowledging this Offer Letter and reviewing the sample Mutual Arbitration Agreement, Employment Agreement and Executive Severance Agreement, you agree to and accept the terms and conditions of employment with Cerner Corporation. You will receive an official copy of the Mutual Arbitration Agreement, Employment Agreement and Executive Severance Agreement with your new hire paperwork, which must be signed on or before your first day with Cerner.

By: /s/ Tracy Platt         Date: 6-12-19
    Tracy Platt